Exhibit 99.1

Xenith Bankshares, Inc. Announces the Appointment

of Edward Grebow to the Board of Directors

RICHMOND, Va., October 4, 2016 —Xenith Bankshares, Inc. (formerly known as Hampton Roads Bankshares, Inc.) (NASDAQ: XBKS), parent company of Xenith Bank (formerly known as The Bank of Hampton Roads), announced today the appointment of Edward Grebow to the Board of Directors of Xenith Bankshares effective on September 28, 2016. Mr. Grebow replaces Jon F. Weber who resigned immediately before Mr. Grebow’s appointment.

T. Gaylon Layfield, III, CEO of Xenith Bankshares, stated: “First, we say farewell to Jon Weber, thanking him for his unwavering support and wise counsel as a member of our Board, as we now welcome Ed Grebow to the Board as Jon’s successor. Ed brings substantial public company experience to our Board, including in the banking and insurance industries, at a time when the regulatory and economic environment for our company, like other peer community banks, presents great challenges and offers great opportunities.

Ed is a Managing Director of TriArtisan Capital Advisors, Director and Audit Committee Chairman of Diamond Offshore Drilling, Inc. and Alcentra Capital Corporation. Ed has served as CEO of Amalgamated Bank, president of the ULLICO family of insurance companies, Managing Director of J.C. Flowers & Company, Deputy President of Sony Electronics, Inc., Executive Vice President in charge of operations at CBS, Inc., and President of JP Morgan Leasefunding Corporation. Ed’s experience adds to the strength of our Board, and we look forward to his insights and guidance.”

Mr. Grebow was designated to the Board by an affiliate of Anchorage Capital Group, L.L.C. (f/k/a Anchorage Advisors (“Anchorage”)) pursuant to the Second Amended and Restated Investment Agreement, dated as of August 11, 2010, by and among the company and Anchorage. Mr. Grebow replaces Mr. Weber as Anchorage’s designee on the Board.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. (“XBKS”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. XBKS is the fifth largest community bank by deposits headquartered in the Commonwealth of Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients and individuals, and retail banking clients. Through various divisions, XBKS also offers mortgage banking services and marine finance. Xenith Bank’s regional area of operations spans from Baltimore, Maryland and Rehoboth Beach, Delaware, to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 42 full-service branches and five loan production offices located across these areas with its headquarters centrally-located in Richmond. XBKS’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

Additional information about XBKS and its subsidiaries can be found at www.xenithbank.com.